Exhibit 10.1

CRDENTIA CORPORATION
5001 LBJ FREEWAY, SUITE 850
DALLAS, TX 75244
800-803-1777

March 8, 2007

Mr. John Kaiser
1536 Vine Street
Paso Robles, CA 93446

Dear John:

The board of directors of Crdentia Corporation is delighted to offer you the position as CEO of the Company and looks forward to your tremendous contribution and leadership.

Concurrent with your employment commencement date, March 26, 2007, the board of directors has also indicated that it plans to elect you to an open seat on the Company’s board of directors.  This letter sets forth the material terms and conditions of your employment with Crdentia Corporation as the new Chief Executive Officer of the Company.

One year employment; terminated without penalty only for cause

Annual salary of $250,000

Healthcare benefits under the Company’s benefits program

Restricted stock grant of 2 million shares concurrent with execution of comprehensive employment agreement described below; vesting 25% at one year, 1/48th per month thereafter (tax consequences to be your responsibility)

“Double trigger” accelerated vesting upon change of control and you not continuing as CEO

Reimbursement of travel and lodging expenses to and from Dallas, Texas

Termination other than for cause results in full first year payment of salary and first year vesting of restricted stock

Customary terms regarding confidentiality and proprietary information, non-solicitation of customers, employees, etc. and a non-compete for 2 years following termination of employment

It is contemplated by both parties that a more comprehensive employment agreement will be completed soon.  Your acceptance is conditioned upon signing below.

Sincerely,

/s/ C. Fred Toney

C. Fred Toney
Chairman
Crdentia Corporation

Accepted:

/s/ John Kaiser

John Kaiser